CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. O-25703) pertaining to the 1999 Employee Stock Incentive Plan - Consulting Agreement - Legal Services Agreement Plan of GTC Telecom Corp. of our report dated March 22, 1999, with respect to the financial statements of GTC Telecom Crop. (formerly Bobernco, Inc.), included in the Registrant's Annual Report (Form 10-SB) for the periods ended June 30, 1998, December 31, 1997, and December 31, 1996, filed with the Securities and Exchange Commission.


/s/    Barry L. Friedman
Barry L. Friedman, CPA
Las Vegas, Nevada
September 22, 1999